FIRST AMENDMENT TO

AMENDED AND RESTATED

MANAGEMENT AND ADMINISTRATION AGREEMENT

This First Amendment (“Amendment”) to the Amended and Restated Management and Administration Agreement, as amended (the “Agreement”) dated as of November 1, 2014 by and between Asset Management Fund (“ Trust”), a Delaware statutory trust having its principal place of business at 690 Taylor Road, Suite 210, Gahanna, OH 43230 on behalf of the series of the Trust listed on Schedule A and Foreside Management Services, LLC (“Foreside”) a Delaware limited liability company having its principal place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101, as assignee by consent from Beacon Hill Fund Services, Inc. (“BHIL”) is entered into as of July 1, 2021 (the “Effective Date”).

WHEREAS, The Trust and Foreside (“Parties”) desire to amend the Agreement to reference Foreside in lieu of BHIL, update the address for notice and depict fee changes from a unitary fee structure to a non-unitary fee structure with related edits to the Agreement as more fully described herein; and

WHEREAS, Section 11(a) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	All references to “Beacon Hill Fund Services, Inc.” in the Agreement are hereby deleted and replaced in their entirety by “Foreside Management Services, LLC” and all references to “Beacon Hill” in the Agreement are hereby deleted and replaced in their entirety by “Foreside”.

3.	Section 2 (Fees and Expenses) is hereby deleted in its entirety and replaced by the following:

Foreside shall be entitled to receive from the Trust, on behalf of the Funds, fees at the rate set forth on Schedule C hereto, reflecting the amounts charged by Foreside for the performance of services under this Agreement or in securing such services for the Trust or the Funds. All rights of compensation under this Agreement for services performed up to the termination date and for expense reimbursement up to the termination date shall survive the termination of this Agreement. In the event of termination of this Agreement pursuant to Section 4, the Trust, on behalf of the Funds, shall reimburse Foreside for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust's or Funds' property, records, instruments and documents. Except that the Trust would not reimburse Foreside for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust's or Funds’ property, records, instruments and documents if Foreside is terminated for cause.

During the term of this Agreement, Foreside will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Trust under this Agreement (including the reimbursement for out-of-pocket and related expenses set forth on Schedule C). For the avoidance of doubt, Foreside shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement. Foreside shall not be obligated under this Agreement to pay any expenses of or for the Trust on behalf of the Funds not expressly assumed by Foreside herein or as otherwise agreed by the parties in writing.

4.	Section 4 (Term and Termination) of the Agreement is hereby amended by deleting the second sentence of the first paragraph and replacing it with the following:

The Agreement will remain in full force from year to year thereafter until terminated.

5.	Section 5 (Notice) of the Agreement is hereby deleted in its entirety and replaced by the following:

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, c/o 690 Taylor Road, Suite 210, Gahanna, OH 43230 and if to Foreside, at Three Canal Plaza, Suite 100, Portland, Maine 04101 ATTN: Legal Department, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

6.	Section 7 (Representations and Warranties) of the Agreement is hereby amended by deleting subparagraph (b) and replacing it with the following:

(b) Representations of Foreside. Foreside represents that it is a Delaware limited liability company duly organized and in good standing under applicable law.

7.	Schedule D is hereby deleted from the Agreement in its entirety.

8.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

9.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Ohio.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ASSET MANAGEMENT FUND	FORESIDE MANAGEMENT SERVICES, LLC
On behalf of the Series list on Schedule A

/s/ David Bunstine	/s/ David Whitaker

David Bunstine, President	David Whitaker, President